Exhibit 99

Press Release

For Immediate Release April 21, 2003	Inquiries:	Jeanne A. Leonard Liberty Property Trust 610/648-1704

LIBERTY PROPERTY TRUST ANNOUNCES
FIRST QUARTER RESULTS

Malvern, PA — Liberty Property Trust (NYSE:LRY) reported that funds from operations (“FFO”) for the first quarter of 2003 increased to $.88 from $.84 for the first quarter of 2002. Revenues for the first quarter of 2003 include lease termination fees of $6.1 million or approximately $.07 per share.

Net income per common share (diluted) was $.53 per share for the quarters ended March 31, 2003, and March 31, 2002. A reconciliation of GAAP net income to FFO is included in the financial tables accompanying this press release.

“The weak economy continues to present significant challenges to our business” commented William P. Hankowsky, Liberty’s chief executive officer. “We had exceptional leasing activity during the quarter, but we continue to experience the effects of downsizing and consolidation among our tenants. The quarter was active on all fronts: we leased more than 3.8 million square feet, landed three build-to-suit developments, and won top honors in the National Real Estate Customer Service Awards Program for the second straight year.”

Real Estate Investments

Development: During the first quarter, Liberty brought into service six development properties totaling 632,000 square feet. The properties were 75.1 percent occupied as of March 31, 2003, and were yielding 9.1 percent on Liberty’s investment of $94.1 million. The projected stabilized yield is 11.7 percent.

Four new developments commenced during the quarter. These development properties contain 502,000 square feet and are 96.5 percent pre-leased. As of quarter end, Liberty had 821,000 square feet under development, representing a total investment of $121.4 million. These properties were 85.1 percent pre-leased at March 31.

Acquisitions: Liberty acquired one property for $3.4 million. The 67,000 square foot industrial building in Orlando, FL was 9.4 percent leased at March 31, and is currently 21.5 percent leased. Upon stabilization, Liberty expects to achieve an 11.6 percent return.

Dispositions: Liberty sold one development property, a 76,000 square foot distribution building in Orlando, FL, for $3.7 million.

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LRY First Quarter Results

Portfolio Performance

Leasing: At March 31, Liberty’s in-service portfolio of 52 million square feet was 89.0 percent occupied, down from the fourth quarter 2002 occupancy of 90.7 percent, and down from 93.9 percent for the same quarter last year. During the quarter, Liberty completed lease transactions totaling over 3.8 million square feet of space. Rents on renewal and replacement space decreased an average of 2.5 percent.

Same Store Performance: Property-level operating income for same store properties decreased by 4.6 percent on a cash basis and 4.8 percent on a straight line basis for the quarter.

Financial Matters

Credit Facility: During the first quarter, the company renewed its unsecured revolving credit facility for three years. Liberty chose to reduce the capacity of the facility from $450 million to $350 million. Based on the Liberty’s credit ratings, borrowings under the facility are priced at LIBOR plus 70 basis points versus 105 basis points for the expired credit facility.

Accounting for Stock Options: During the quarter, LRY began expensing the fair value of options granted under the company’s stock option plan. The company will record the expense over the option vesting period, using the fair value at the date of grant. The accounting treatment has been adopted on a prospective basis and is applied to all options granted on January 1, 2003 or later. The company currently anticipates the 2003 full-year expense to be less than $0.01 per share.

About the Company

Liberty Property Trust (NYSE:LRY) is a leading real estate company dedicated to enhancing people’s lives through extraordinary work environments. Liberty’s 52 million square foot portfolio of office and industrial properties offers exceptional locations, flexible design, thoughtful amenities, superior service, and state-of-the-art technology to the company’s 1,900 tenants. Liberty increases the value of this portfolio through expert property management, marketing and development.

Additional information about the company, including Liberty’s Quarterly Supplemental Package with detailed financial information is available in the Investor section of the company’s web site at www.libertyproperty.com. The first quarter supplemental package will be available on-line by 8:00 a.m. on April 22, 2003. If you are unable to access the web site, a copy of the supplemental package may be obtained by contacting Liberty by phone at 610-648-1708, or by e-mail to eshoemaker@libertyproperty.com.

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LRY First Quarter Results

Liberty will host a conference call during which management will discuss first quarter results, on Tuesday, April 22, 2003, at 2:00 p.m. eastern time. To access the conference call in the United States or Canada, please dial 1-888-870-2815. For international access, dial 706-643-7691. No password or code is needed. A replay of the call will be available by dialing 1-800-642-1687 for US/Canada participants or 706-645-9291 for international participants. A passcode is needed for the replay: 9489678. The call can also be accessed live via the Internet on the Investor Relations page of Liberty’s web site at www.libertyproperty.com for one week following the call.

The statements contained in this press release may include forward-looking statements within the meaning of the federal securities law. Although Liberty believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results. These factors include, without limitation, the uncertainties affecting real estate businesses generally (such as entry into new leases, renewals of leases and dependence on tenants’ business operations), risks relating to our ability to maintain and increase property occupancy and rental rates, the financial condition of tenants, the uncertainties of real estate development and construction activity, the costs and availability of financing, the effects of local economic and market conditions, regulatory changes, potential liability relative to environmental matters and other risks and uncertainties detailed in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Liberty Property Trust
Balance Sheet
March 31, 2003
(In thousands, except share amounts)

	3/31/2003	12/31/2002

Assets
Real estate:
Land and land improvements	$525,896	$504,808
Building and improvements	3,129,640	3,048,676
Less: accumulated depreciation	(509,438)	(485,206)

Operating real estate	3,146,098	3,068,278
Development in progress	90,100	163,379
Land held for development	164,661	163,142

Net real estate	3,400,859	3,394,799
Cash and cash equivalents	29,840	11,071
Accounts receivable	14,479	14,349
Deferred financing and leasing costs, net of accumulated amortization (2003, $77,659; 2002, $75,833)	80,196	71,544
Investment in unconsolidated joint ventures	16,163	14,963
Prepaid expenses and other assets	124,303	120,335

Total assets	$3,665,840	$3,627,061

Liabilities
Mortgage loans	$314,341	$315,263
Unsecured notes	1,428,739	1,418,924
Credit facility	158,000	132,000
Accounts payable	27,520	24,116
Accrued interest	19,958	32,571
Dividend payable	48,488	48,040
Other liabilities	93,746	96,119

Total liabilities	2,090,792	2,067,033

Minority interest	206,992	208,439
Shareholders’ Equity
Common shares of beneficial interest, $.001 par value, 191,200,000 shares authorized, 77,384,198 (includes 59,100 in treasury) and 76,484,612 (includes 59,100 in treasury) shares issued and outstanding as of March 31, 2003 and December 31, 2002, respectively	77	76
Additional paid-in capital	1,436,023	1,410,900
Unearned compensation	(5,708)	(1,750)
Distributions in excess of net income	(61,009)	(56,310)
Common shares in treasury, at cost, 59,100 shares as of March 31, 2003 and December 31, 2002	(1,327)	(1,327)

Total shareholders’ equity	1,368,056	1,351,589
Total liabilities & shareholders’ equity	$3,665,840	$3,627,061

Liberty Property Trust
Statement of Operations
March 31, 2003
(In thousands, except per share amounts)

	Quarter Ended

	March 31, 2003	March 31, 2002

Revenue
Rental	$113,391	$105,821
Operating expense reimbursement	44,075	40,104
Equity in earnings of unconsolidated joint ventures	442	—
Interest and other	1,847	1,550

Total revenue	159,755	147,475

Operating Expenses
Rental property	32,420	27,506
Real estate taxes	14,854	14,342
Interest	30,607	27,862
General and administrative	6,433	5,961
Depreciation and amortization	29,020	26,273

Total operating expenses	113,334	101,944

Income before property dispositions and minority interest	46,421	45,531
Gain (loss) on property dispositions	598	(518)
Minority interest	(5,607)	(4,642)

Income from continuing operations	41,412	40,371
Discontinued operations net of minority interest (including net gain on property dispositions of $163 for the quarter ended March 31, 2003 and $1,389 for the quarter ended March 31, 2002)	175	1,829

Net income	41,587	42,200
Preferred share distributions	—	(2,750)

Income available to common shareholders	$41,587	$39,450

Basic income per common share:
Continuing operations	$0.54	$0.51

Discontinued operations	$0.00	$0.02

Total basic income per common share:	$0.54	$0.53

Diluted income per common share:
Continuing operations	$0.53	$0.51

Discontinued operations	$0.00	$0.02

Total diluted income per common share:	$0.53	$0.53

Income available to common shareholders	$41,587	$39,450
Adjustments:
Minority interest excluding preferred unit distributions	1,993	2,081
Depreciation and amortization of unconsolidated joint ventures	166	—
Depreciation and amortization	28,463	26,078
Gain on property dispositions	(178)	(871)

Funds from operations	$72,031	$66,738

Funds from operations per share — diluted	$0.88	$0.84

Diluted weighted average shares	81,562	79,023